Exhibit No. 10.5
AWARD AGREEMENT
     This Award Agreement (“Agreement”) is made as of May ___, 2006 between Centex Corporation, a Nevada corporation (the “Corporation”), and                      (the “Participant”) under the stockholder-approved Centex Corporation 2003 Annual Incentive Compensation Plan (the “Incentive Plan”) and the stockholder-approved Centex Corporation 2003 Equity Incentive Plan (the “Equity Plan” and, together with the Incentive Plan, the “Plans”), and sets forth the terms, conditions and limitations applicable to an Award to the Participant relative to fiscal year 2007.
     This Agreement is subject to the Plans (which may be amended from time to time), and the Plans will govern where there is any inconsistency between the Plans and this Agreement. The provisions of the Plans are also the provisions of this Agreement, and all terms, provisions and definitions set forth in the Plans are incorporated into this Agreement and made a part of this Agreement for all purposes. Capitalized terms used and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Plans.
     The maximum cash Award that may be paid to the Participant for fiscal year 2007 is two percent (2%) of the reported net income of the Corporation and its subsidiaries for such fiscal year. The maximum equity award that may be paid or issued to the Participant for fiscal year 2007 is the amount specified in the Equity Plan. The actual equity to be granted pursuant to this Award may be granted under the Equity Plan or other stockholder-approved plans of the Corporation. Attached hereto is a chart that describes the performance goal or goals applicable to this Agreement and the percentage of the maximum Award to be paid, depending on what level(s) of the performance goal(s) is or are achieved during fiscal year 2007, and the mix of short and long-term vehicles that will be used for the Award. The Corporation acknowledges that the operating results of Centex Corporation and its subsidiaries during fiscal year 2007 are substantially uncertain, and, accordingly, it is substantially uncertain whether the performance goal(s) will be satisfied during fiscal year 2007.
     Payment of an Award will be made to the Participant following the conclusion of fiscal year 2007, upon the conditions that the performance goal or goals specified herein have been achieved and the Compensation and Management Development Committee has reviewed and approved the Award. In reviewing and approving the Award, the Committee may reduce the Award otherwise computed by reference to the attached chart taking into account such factors as the Committee shall determine to be appropriate. No Award will be granted to a Participant who is not employed by the Corporation on the last day of the fiscal year, unless otherwise specified by the Committee.

CENTEX CORPORATION	PARTICIPANT

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